EXHIBIT 99.1






                                  June 28, 2001


Mr. Robert Olson, President
Diversified Business Credit, Inc.
3630 Dain Rauscher Plaza
60 South Sixth Street
Minneapolis, MN 55402

Dear Mr. Olson:

         Diversified Business Credit, Inc. ("DBCI") is prepaying $176,000,000 of Senior Notes ("Senior Notes") on or about July 30, 2001, pursuant to Section 2.5 of DBCI's Note Agreements (the "Note Agreements") pertaining to such Senior Notes. DBCI is also terminating the associated interest rate swap agreements.


         In the event that the merger contemplated by the Agreement and Plan of Merger (the "Merger Agreement") dated as of April 30, 2001, between National City Bancorporation and Marshall & Ilsley Corporation ("M&I", which term shall also include any subsidiary of M&I) shall not have been consummated by December 31, 2001 or terminated prior thereto, M&I shall promptly reimburse DBCI for the "Make-Whole Premium" paid by DBCI in accordance with Section 2.5 of the Note Agreements, less the gain realized or plus the loss incurred upon the termination of the associated interest rate swap agreements. In addition, DBCI and M&I shall on the prepayment date of the Senior Notes enter into arrangements pursuant to which M&I shall provide replacement financing to DBCI for the Senior Notes so prepaid. Such replacement financing shall be on the same terms and conditions (including, without limitation, interest rates, payment dates, maturity dates and covenants, as well as associated interest rate swap arrangements) as the terms and conditions of the Senior Notes so prepaid.

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         If the foregoing is acceptable to you, please acknowledge your agreement below.

                                        Very truly yours,

                                        MARSHALL & ILSLEY CORPORATION



                                        By: /s/ Donald H. Wilson



Accepted and agreed to this
28th day of June, 2001.

DIVERSIFIED BUSINESS CREDIT, INC.



By: /s/ Robert J. Olson